EXHIBIT 10.7

                               PURCHASE AGREEMENT



                  THIS PURCHASE AGREEMENT ("Agreement") is made this 17 day of October,1995 by and between NICHE PHARMACEUTICALS, INC, a Texas corporation ("Purchaser") and Dow Hickam Pharmaceuticals, Inc., a
Texas corporation ("Seller").

         WHEREAS, Seller owns all right, title and interest in and to that certain product known as Unifiber(R) (the "Product"); and

         WHEREAS, Purchaser desires to purchase, and Seller desires to sell, all of Seller's right, title and interest in and to the Product, on the terms and conditions herein set forth;

         NOW, THEREFORE, in consideration of the premises, and the mutual covenants and conditions herein contained, the parties agree as follows:

         1. PURCHASE AND SALE. Seller shall sell to Purchaser and Purchaser shall purchase from Seller on the terms and conditions set forth in this Agreement, all of Seller's right, title and interest, both tangible and intangible, in and to the Product, free and clear of all claims, liens, security interests and encumbrances, including but not limited to the following:

                  A. All state and federal patent, trademark, trade dress, trade name and copyright rights, whether registered or not;

                  B. All right, title and interest in and to contracts, commitments, and orders for the Product and all deposits and pre-payments, if any, held by Seller therefor;

                  C. All advertising, promotional and educational materials and literature, including all artwork related thereto;

                  D. All educational and training materials;

                  E. All clinical and medical data, studies and information within the possession or knowledge of Seller concerning the Product;

                  F. All targeted sales data regarding physician, nurse and other customer users. Purchasers or distributors of the

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         Product,  including customer,  physician,  nurse and distributor lists, and all chargeback lists pertaining to product bids or contracts, and;

                  G. All goodwill associated with the Product; and

                  H. Seller shall provide to Purchaser as set forth in Sections 6 and 10 (sub-sections A, B, and C), finished/packaged inventory of Product, which shall be a six (6) months supply of each unit offered for sale. The unit breakdown of this inventory shall be based on the previous six (6) months net unit sales.

         2. PURCHASE PRICE. The total purchase price to be paid by Purchaser to Seller for all the property, assets, inventory and rights of Seller in and to the Product and the Covenant Not to Compete (as set forth herein below) shall be a minimum sum of ONE MILLION SEVEN HUNDRED THOUSAND and No/100 DOLLARS ($1,700,000.00) or 20% of annual Unifiber Net Sales over the five (5) year installment period with a maximum payment cap of Three Million Dollars ($3,000,000).

         3. PAYMENT OF PURCHASE PRICE. At the Closing Date, Purchaser shall pay to Seller the sum of TWO HUNDRED THOUSAND and No/100 DOLLARS ($200,000.00) The balance of the purchase price shall be paid in five (5) annual installments. Such installments shall be as follows:

                      Purchaser shall pay to Seller the greater of


                      Due Date           Minimum
                      On or Before       Payment        or      Maximum Payment
                      --------------     --------------------------------------

Down Payment          October 31, 1995   $  200,000.00
installment One       March 31, 1997     $  200,000.00      or 20% of net sales
Installment Two       March 31, 1998     $  250,000.00      or 20% of net sales
Installment Three     March 31, 1999     $  300,000.00      or 20% of net sales
Installment Four      March 31, 2000     $  350,000.00      or 20% of net sales
Installment Five      March 31, 2001     $  400,000.00      or 20% of net sales

TOTAL                                    $1,700,000.00      or 20% of net sales
                                                            capped at $3,000,000

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Each such installment  shall be due and payable beginning on or before March 31,
1997 and each successive anniversary date thereof over the following four (4) years and shall be accompanied by a declaration made by an authorized representative of Purchaser certifying the accuracy of the Net Sales and Installment payment calculations. For purposes of this Agreement, Net Sales shall mean (i) the gross amount invoiced by Purchaser, or its affiliates, if any, to bona fide customers, wholesalers or distributors in arm's length transactions excluding those sales to affiliates of Purchaser who are purchasing for resale to a third party, or (ii) the gross amount which would have been invoiced had such sales been made as a bona fide, arm's length sale of the Product, less:

                  A. quantity and/or normal and customary cash discounts allowed or taken;

                  B. customs, duties, and taxes (not including sales or income taxes payable by Purchaser or its affiliate paid related to such sale; and,

                  C. rebates, administrative fees, reimbursements or other similar payments to or for Medicaid or any other government programs.

         4. GUARANTEE. Purchaser shall cause to be executed and delivered to Seller prior to or upon Closing Date, a personal guarantee for al1 amounts due to Seller hereunder from Stephen F.
Brandon, majority shareholder of Purchaser.

         5. CLOSING DATE. The consummation of this transaction shall be on such date after December 31, 1995 as Seller and Purchaser agree that all or substantially all of the distributors or purchasers of the Product have been notified of the pending change in ownership of the Product (the "Closing Date"). However, in no event shall such closing be later than January 31, 1996. An actual physical

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Closing Date is not required and the parties may exchange and deliver  documents and other property and things hereunder by mail, overnight delivery, wire transfer or other means.

         6. SELLER'S DELIVERY AT CLOSING DATE. At the Closing Date, Seller shall deliver to Purchaser the following:

                  A. Such bills of sale, assignments and other instruments deemed necessary or proper to transfer to Purchaser all of the rights and interests in and to the Product being sold pursuant to this Agreement, free and clear of all liens, charges and encumbrances whatsoever; and

                  B. Any payment which may be due from Seller to Purchaser as set forth in Section 10;

                  C. All inventory that is remaining, if any, due to the Purchaser pursuant to Section lH, hereunder after deducting those quantities set forth in Section 10, subsections A and C; and

                  D. Possession of all properties and assets described in this Agreement.

         7. CONDITIONS PRECEDENT TO PURCHASER'S OBLIGATIONS. The obligation of Purchaser to consummate the purchase of the Product as contemplated by this Agreement is subject to and contingent upon Purchaser and Purchaser's agents and representatives having the right to review, inspect, and approve the inventory of the Product to be delivered pursuant to this and all of Seller's books and records relating to the Product, including but not limited to all clinical data and studies, all educational, advertising and promotional materials and artwork, and all targeted sales data.

     Seller shall cooperate with Purchaser in making all of the documents, things and properties mentioned in this paragraph available and accessible to Purchaser during the inspection period. Purchaser agrees not to disseminate or disclose any of Seller's proprietary information to any party except as necessary to determine manufacturing capabilities, and then only after obtaining a nondisclosure agreement from such party or parties. If any of the conditions set forth in this paragraph are not satisfied, then Purchaser shall have the right, but not the obligation to terminate

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this Agreement by delivering to Seller written notice of termination  within ten
(10) days from the date of this Agreement, and thereafter neither Seller nor Purchaser shall have any obligations or liability whatsoever to the other with respect to this Agreement.

         8. CONDITIONS PRECEDENT TO SELLER'S OBLIGATIONS. The obligation of Seller to consummate the sale of the Product as contemplated by this Agreement is subject to and contingent upon satisfaction of each and all of the following conditions. Purchaser shall deliver to Seller:

                  A. Two Hundred Thousand dollars ($200,000.00) cash or cash equivalent as a Down Payment on or about October 31, 1995 as set forth in the Escrow Agreement which is incorporated by reference as if fully set forth herein. If the arrangement contemplated herein does not close, Seller shall return the cash Down Payment plus seven (7%) percent interest to Purchaser.

                  B. Purchaser shall deliver to Seller the personal guaranty of Stephen F. Brandon which shall be incorporated herein by reference as if fully set forth herein.

         9. CONDUCT OF BUSINESS PENDING CLOSING DATE

                  A. Pending the Closing Date, Seller shall continue to ship the Product and bill and collect all revenues therefrom in the same manner as previously, provided, however, that Seller shall with regards to current Product bid contracts or new contract bids will consult with Purchaser to insure that the customers receive reasonable attention and a timely bid or quote. The amounts of Products sold by Seller prior to the Closing Date shall be deducted from those amounts due to Purchaser pursuant to Section 10H, hereunder. On the Closing Date, Seller shall pay to Purchaser an amount equal Seller's Net Sales made during the time from November 1, 1995 to the Closing Date subtracting five (5%) percent of the total for administrative expenses related to the sales. Further, Seller agrees not to enter into any commitments, arrangements, or other matters that would materially affect the manufacture or sale of the Product, including any promotional incentives that would cause wholesalers or other direct accounts to purchase

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         more than normal inventory needs,  without the prior written consent of
         Purchaser.  To accomplish  the  foregoing,  Seller agrees to assure the
         stability  of  enough   Product  to  supply  normal   demand,   without
         back-orders, until the Closing Date, and to accept returns on all out-dated Product that was sold or in distribution prior to the Closing Date. As soon as is reasonably practical after the execution of this Agreement, Seller and Purchaser will jointly notify all distributors and Purchasers of the Product of the change in ownership of the Product, with instructions on ordering and handling returns of the Product. After the Closing Date, in the event Purchaser, in good faith, accepts returns of Product delivered by Seller prior to the Closing Date, Seller agrees to reimburse Purchaser for such reasonable amounts returned Product upon presentment thereof by Purchaser.

                  B. For no more  than  five (5)  total  business  days and upon fifteen (15) days notice to Seller, Seller agrees at Seller's convenience to assist Purchaser with training Purchaser's bids & contract manager on utilizing the order net software and other follow up programs necessary to manage chargebacks and rebates from the buyers of the Product. Purchaser shall pay all reasonable travel and other expenses associated with any and all of the training set forth above.

                  C. On or about December 27, 1995, Seller shall deliver to Purchaser Product in the following amounts:

              CANISTER SIZE             QUANTITY

              5 oz                      4000 units
              9 oz                      2000 units
              16 oz                     4000 units

These  amounts shall  deducted  from those amounts due to Purchaser  pursuant to
Section 1H. hereunder. In the event, any of the conditions precedent are not met and the arrangement contemplated hereunder does not close. Purchaser shall promptly return the above referenced quantities to Seller.





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         10. CONDUCT OF BUSINESS AFTER CLOSING DATE,

                  A. Seller agrees to let Purchaser ship and invoice Sellers labeled Product to the trade until Seller's labeled inventory is exhausted and Purchaser has acquired inventory of the Product with Purchaser's label affixed which shall in no event be later than December 31, 1997.

                  B.  Seller  agrees  not  to   disseminate  to  the  trade  any
         communication whether oral or written which pertains to the Product without first receiving written approval from the Purchaser.

                  C. Seller agrees to take reasonable steps to make sure that all of Seller's employees including outside sales, marketing, inside order support staff, manufacturing, returns, shipping and receiving, are instructed to refer to the Purchaser any and all inquiries and orders pertaining to the Product.

                  D. As set forth in Section 13, Seller agrees to provide manufacturing and packaging for Product through December 31, 1996. Purchaser reserves the right to order up to 12 months of Product inventory to be packaged on or before December 31, 1996. Further, Purchaser agrees to accept delivery during 1997 of this aforementioned inventory in no less than quarterly shipments until said inventory is exhausted.

         11. ASSUMPTION OF CERTAIN OBLIGATIONS. Purchaser agrees to assume all contractual obligations and bid commitments of Seller relating to the Product. Such assumption shall be as of the Closing Date. Purchaser shall indemnify and hold harmless Seller from and against any such assumed obligations. All other liabilities, trade accounts, security interests, liens and encumbrances affecting the Product and the assets which are the subject hereof shall be satisfied or discharged by Seller prior to the Closing Date.

         12. PURCHASE OF ADDITIONAL INVENTORY. In addition to the assets set forth in paragraph 1, Purchaser agrees to purchase from Seller, and Seller agrees to sell to Purchaser, additional quantities of Product through December 31, 1996 to be delivered prior to December 31, 1997 at the prices set forth on Exhibit "A." Said purchases shall be made based upon a forecasts subrnitted by Purchaser to Seller no later than July 31, 1996. Purchaser shall not be obligated to purchase from Seller more than eighty percent (80%) of said forecast and Seller shall not be obligated

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to sell to  Purchaser  more  than one  hundred  twenty  percent  (120%)  of said forecast. In addition, Seller further agrees to ship to Purchaser such inventory on a quarterly or as needed basis until such Product supplies are exhausted.

         13. REPRESENTATIONS AND WARRANTIES OF SELLER. In addition to any other representations and warranties contained in other paragraphs of this Agreement, Seller hereby, makes the following representations and warranties to Purchaser, the fulfillment and accuracy of which is a condition precedent to Purchaser's obligations under this Agreement, and which representations and warranties shall survive the Closing Date regardless of what investigations Purchaser shall have made with respect thereto prior to the Closing Date. Each of the individual representations and warranties (i) constitutes a material part of the bargained-for consideration and is being relied upon by Purchaser, and (ii) is true in all respect as ofthe date of this Agreement, and shall be true in all respects on the Closing Date.

                  A. Seller is the sole owner of the Product and all rights associated therewith, with full right to sell or dispose of it as Seller may choose and no other person or persons whatsoever have any claim, right, title, interest or lien in, to or on the Product;

                  B. No litigation, actions or proceedings, legal, equitable, administrative, through arbitration, or otherwise, are pending or threatened which might affect the Product or the consummation of the purchase and sale described in this Agreement;

                 C. Seller owes no obligations and has contracted no liabilities which affect the Product or which might affect the consurnmation of the purchase and sale described in this Agreement;

                 D. Seller is a corporation, duly organized, validly existing and currently in good standing under the laws of the State of Texas and has full power to own, lease and operate its properties and carry on its business as and where it is being conducted;

                 E. The execution and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by Seller's Board of Directors and no other or further corporate action by Seller is necessary, nor is any governmental or court approval required, and this Agreement constitutes the valid and binding obligation of Seller, enforceable in accordance with its terms;

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                  F. To the best of the knowledge of Seller, there is no fact that materially adversely affects or in the future may materially adversely affect the Product which has not been set forth in this Agreement;

                  G. A true and correct list of all patent, trademark and copyright registrations or pending applications held by Seller with respect to the Product is attached hereto as Exhibit "B". With respect to any pending application, Seller has no knowledge that any such pending application will not be registered in due course but makes no guarantees as to whether or not such pending applications will issue; and,

                  H. Seller will throughout the term of this Agreement, act in accordance with all applicable statutes, laws and regulations.

                  REPRESENTATIONS AND WARRANTIES OF PURCHASER. In addition to any other representations and warranties contained in other paragraphs of this Agreement, Purchaser hereby makes the following representations and warranties to seller, the fulfillment and accuracy of which is a condition precedent to Seller's obligations under this Agreement, and which representations and warranties shall survive the Closing Date regardless of what investigations Seller shall have made with respect thereto prior to the Closing Date. Each of the individual representations and warranties (i) constitutes a material part of the bargained-for consideration and is being relied upon by Seller, and (ii) is true in all respect as of the date of this Agreement, and shall be true in al] respects on the Closing Date.

                 A. Purchaser is a corporation, duly organized, validly existing and currently in good standing under the laws of the State of Texas and has full power to own, lease, and operate its properties and carry on its business as and where it is being conducted;

                 B. The execution and perforrnance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by Purchaser's Board of Directors and no other or further corporate action by Purchaser is necessary, nor is any governmental or court approval required, and this Agreement conslitutes the valid and binding obligation of Purchaser, enforceable in accordance with its terms; and,

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                  C. Purchaser will throughout the term of this Agreement act in accordance with all applicable local, state, statutes, laws and regulations.

         14. COVENANT NOT TO COMPETE. In consideration of the purchase of the Product and the payment to Seller of the purchase price, Seller, and Seller's affiliates, subsidiaries, parent, jointly and severally, agree not to, either directly or indirectly, as principal, agent, employee, consultant, guarantor, lender or otherwise, manufacture or market the Product for so long as Purchaser is manufacturing and/or marketing the Product, nor shall any such party or parties manufacture or market any powdered cellulose dosage form of a dietary fiber food supplement, anywhere in the world, for a period of seven (7) years from the Closing Date. The parties agree that the restrictions contained in this paragraph are reasonable in time, scope and area and are a material part of the bargained-for consideration in the purchase and sale of the Product and without which Purchaser would not have entered into this Agreement.

         15. COSTS AND EXPENSES. All costs and expenses in conducting the purchase and s ale described in this Agreement in the manner prescribed by this Agreement shall be home by the parties in the following manner:

                 A. Each party shall pay the fee of the attorney representing it in negotiating this Agreement and supervising the purchase and sale described herein; and

                 B.  Seller   shall  bear  any  and  all  debts,   liabilities,
         obligations, charges and expenses ("Liabilities"), known or which may hereinafter become known, regardless of kind or character, incurred with respect to the Product prior to the Closing Date except to the extent such Liabilities are caused by the negligence of intentional misconduct of Purchaser.

         16. INDEMNIFICATION. Seller shall indernnify and hold Purchaser and the property of Purchaser free and harmless from any and all claims, losses, damages, deficiencies, injuries and liabilities (including reasonable attorney's fees incurred in defense thereof), arising from any rnisrepresentation, breach of warranty or non-fulfillment of any agreement made herein, or on account of Seller's ownership, manufacture, distribution or sale of the Product prior to the Closing Date, including all Product inventory sold to Purchaser pursuant to the provisions of this Agreement, unless it is deterrnined that the liability is on account of Purchaser's handling of such Product inventory.

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         Purchaser  shall  indemnify  and hold Seller and the property of Seller free and harmless from any and all claims, losses, damages, injuries and liabilities (including reasonable attorney's fees incurred in defense thereof), arising from or in connection with any misrepresentation, breach of warranty or non-fulfillment of any agreement made herein or on account of Purchaser's ownership, manufacture, distribution or sale of the Product after the Closing Date, except Product inventory sold to Purchaser pursuant to the provisions of this Agreement, unless it is determined that the liability is on account of Purchaser's handling of such Product inventory.

         17. WAIVER OF BREACH. Failure of any party to protest a breach by any other party or waiver by any party of a breach shall not operate as or be construed as a waiver of rights or remedies as to that breach and a waiver by any party of a breach shall not operate as or be construed as a waiver of rights or remedies as to any subsequent breach by any other party.

         18. SUCCESSORS AND ASSIGNS. The rights and obligations of the parties under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the parties. However, neither party shall assign this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld.

         19. ENTIRE AGREEMENT. This instrument contains the entire Agreement between the parties concerning the subject matter hereof, and it may not be amended orally, but only by an agreement in writing, signed by the party against whom enforcement of any waiver, change modification, extension, or discharge is sought.

         20. PARAGRAPH HEAVINGS. The paragraph headings contained herein are for convenience only, and do not purport to accurately surnmarize the contents of the paragraph they head, and shall not modify, or in any way affect the provisions of this Agreement or be of any relevance in the construction thereof.

         21. MEDIATION AND ARBITRATION OF DISPUTES.

                  A. Should either Party reasonably believe the other has committed a breach of this Agreement, such Party shall notify the other in writing stating its belief that a breach has been committed and setting forth its reasons for such belief;


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                  B. If the Party in receipt  of such  notice  does not  respond within thirty (30) days, except in the event of an alleged breach of Paragraph 3, which time shall be ten (10) days, of its receipt of same, or if it does respond and the Party receiving such response is not satisfied with the response or the proposed remedy, such Party may thereafter demand arbitration;

                  C. Should the Parties fail to resolve any controversy or claim ansmg out of or relating to the interpretation or application of any term or provision set forth herein, or the alleged breach thereof, such controversy or claim shall be resolved by arbitration in accordance with the Rules of the American Arbitration Association;

                  D. Judgment upon any award rendered pursuant to Paragraph 23 C herein may be entered in any court having jurisdiction of the Party against whom the award is rendered;

                  E. Any award rendered pursuant to the terms and conditions set forth herein shall be final and binding; and

                  F. Any arbitration held pursuant to this Agreement shall be held in Austin, Texas. Each Party shall bear its own expenses and shall equally share the administrative expenses of the hearing, including arbitration fees, the expenses of a court reporter, hearing room, etc.

         22. APPLICABLE LAW. This Agreement shall be subject to, construed in accordance with, and governed by the laws of the State of Texas.

         23. MUTUAL PREPARATION. Each party has read the foregoing Agreement, fully understands the contents thereof, and is under no duress or pressure of any sort to execute it. This Agreement was mutually prepared and shall not be construed against any party by reason of his role in such preparation.

         24. SEVERABILITY. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement, but this Agreement shall be construed as if such invalid, illegal, or unenforceable provisions had never been contained here. If, moreover, any one of more of the provisions contained in this Agreement shall, for any reason, be held to be excessively broad as to time, duration,

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geographical scope, activity, or subject, it shall be construed, by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

         25. COUNTERPARTS. This Agreement may be executed in multiple counterparts, but all counterparts taken together shall constitute one and the same agreement, binding upon all of the parties hereto.

         26. FORCE MAJEURE.

                  A. Except as provided for elsewhere herein with respect to alternative sources of supply, either Party to this Agreement is totally or partially prevented or delayed in the performance of any of its obligations under this Agreement by force majeure and if such Party gives written notice thereof to the other Party, within five (5) working days of the occurrence of such event, specifying the matters constituting force majeure together with such evidence as it reasonably can give and specifying the period for which it is estimated that such prevention or delay will continue, then the Party so prevented or delayed shall be excused from the performance as from the date of such notice. If the period of any actual non-performance of Purchaser because of Purchaser's force majeure conditions plus the anticipated future period of Purchaser's non performance because of such conditions will exceed an aggregate one hundred eighty (180) days within any twenty-four (24) month period. Seller may terminate this Agreement by notice to Purchaser.

                  B. For the purpose of this Agreement, the term "force majeure" shall be deemed to include any cause affecting the performance of the obligations set forth in this Agreement arising from or attributable to acts, events, omissions or accidents beyond the reasonable control of the Party who is obligated to perform and in particular but without limiting the generality thereof shall include strikes, lock-outs or other industrial action, civil commotion, riot, invasion, war, threat of or preparation for war, fire, explosion, storm, flood, earthquake, subsidence, epidemic or other natural physical disaster, impossibility of the use of railways, shipping aircraft, motor transport, or other means of public or private transport.

                  C. As soon as practicable after such notification, the Parties shall consult together to decide how, if at all, the effects of the force majeure can be mitigated, and what, if any, modification of

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         the terms set forth herein may be required in order to arrive at an equitable solution.

         27. NOTICES. Any notice required under this Agreement shall be in writing sent by registered or certified mail or by telex or telegrams, and shall be deemed to be effective on the date of mailing. Unless otherwise changed by notice in writing from Purchaser to Seller.

Purchaser may serve notice to Seller as follows:

               Dow Hickam Pharrnaceuticals, Inc.
               10410 Corporate Drive
               P. O. Box 2006
               Sugar Land, Texas 77487

               Attn.:      David Satter
               Phone:     (713) 240-1000
               Fax:       (713) 240-7411

Unless otherwise changed by notice from Seller to Purchaser, Seller may serve notice to Purchaser as follows:

               Niche Pharmaceuticals, Inc.
               200 North Oak Street
               P. O. Box 449
               Roanoke, Texas 76262-0449

               Attn.:      Steve Brandon, President/CEO
               Phone:     (817) 491-2770
               Fax:       (817) 491-3533

         28. FURTHER ASSISTANCE. Purchaser and Seller agree to duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including, without limitation, the filing of such additional assignments, agreements, documents and instruments, that may be necessary or as the other party hereto may at any time and from time to time reasonably request in connection with this Agreement or to carry out more effectively the provisions and purpose of, or to better assure and confirm unto such other Party its rights and remedies under this Agreement.

         29. AUDIT. Purchaser shall keep accurate books and records using

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


Generally Accepted Accounting Principles ("GAAP") which shall:

                  A. contain inforrnation reasonably necessary for determination of all payments due pursuant to this Agreement;

                  B. be maintained at Purchaser's principal offices; and

                  C. be available for inspection by Seller or Seller's agent upon reasonable written notice to Purchaser.

                  Seller's right to inspect Purchaser's books and records shall be;

                  A. those books and records containing information reasonably necessary to verify the accuracy of Purchaser's payments;

                  B. Purchaser's regular hours of business; and

                  C. reasonable duration

         30. CONFIDENTIALITY. The Secrecy Agreement executed between the Parties hereto on May 24, 1993 shall apply to this Agreement as if fully set forth herein and is hereby incorporated by reference. The term of the Secrecy Agreement shall be exlended until the later of March 31, 2002 or the termination of this Agreement.

                  IN  WITNESS  WHEREOF,   the  undersigned  have  executed  this
PURCHASE AGREEMENT as of the date set forth above.

SELLER:                                    PURCHASER:

Dow Hickam Pharmaceuticals, Inc.           Niche Pharmaceuticals, Inc.
a Texas corporation                        a Texas corporation

BY:  /s/ David Satter                      BY:  /s/ Stephen F. Brandon

     Executive Vice President
Its: and Chief Financial Officer           Stephen F. Brandon, President/CEO

DATE:     October 6, 1995                  DATE:    October 9, 1995
      --------------------------                 ------------------

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